Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports Fourth Quarter and Full-Year 2024 Results
Net Cash Provided by Operating Activities Improvement of ~$43 Million Year-Over-Year Driven by Inventory Reduction of ~$36 Million

Establishes 2025 Midpoint Revenue Guidance of $875 Million and EBITDA Guidance of $40 Million
Establishes 2026 Revenue Target of at Least $975 Million and EBITDA Target of at Least $70 Million

2024 Fourth Quarter Results
•Sales of $218.2 million
•Gross profit of $42.7 million (19.5% of sales)
•Adjusted gross profit of $43.1 million (19.7% of sales)
•Operating loss of $(4.4) million ((2.0)% of sales)
•Adjusted operating loss of $(4.0) million ((1.8)% of sales)
•Net loss of $(6.1) million ((2.8)% of sales)
•Adjusted net loss of $(5.0) million ((2.3)% of sales)
•Adjusted EBITDA of $6.0 million (2.7% of sales)

2025 Full-Year Guidance
•Revenue of $860 million - $890 million (midpoint of $875 million)
◦MirrorEye® expected to contribute $50+ million incremental revenue in 2025
◦Company’s expectation of ~(3.8)% decline in OEM market volume vs. 2024
•EBITDA of $38 million to $42 million, or 4.4% to 4.7% of sales (midpoint of $40 million or 4.6% of sales)

2026 Financial Targets
•2026 revenue target of at least $975 million
•2026 EBITDA target of at least $70 million, or 7.2% of sales

NOVI, Mich. – February 26, 2025– Stoneridge, Inc. (NYSE: SRI) today announced financial results for the fourth quarter and full-year ended December 31, 2024.
The Company announced fourth quarter sales of $218.2 million, gross profit of $42.7 million (19.5% of sales) and adjusted gross profit of $43.1 million (19.7% of sales). Operating loss was $(4.4) million ((2.0)% of sales) resulting in adjusted operating loss of $(4.0) million ((1.8)% of sales). Net loss was $(6.1) million and adjusted net loss was $(5.0) million. Loss per share was $(0.22) and adjusted EPS was $(0.18). Adjusted EBITDA was $6.0 million (2.7% of sales).
The Company announced full-year sales of $908.3 million, gross profit of $189.3 million (20.8% of sales) and adjusted gross profit of $189.8 million (20.9% of sales). Operating loss was $(0.4) million (0.0% of sales)

resulting in adjusted operating income of $2.4 million (0.3% of sales). Net loss was $(16.5) million and adjusted net loss was $(13.1) million. Loss per share was $(0.60) and adjusted EPS was $(0.47). Adjusted EBITDA was $37.9 million (4.2% of sales).
The exhibits attached hereto provide reconciliation detail on normalizing adjustments of non-GAAP financial measures used in this press release.
Jim Zizelman, president and chief executive officer, commented, “In 2024, our focus remained on improving the fundamentals of our business to offset the continued pressure across all of our major end markets. Stoneridge specific growth drivers, including MirrorEye and the Smart 2 tachograph, grew significantly this year, offsetting a portion of the market headwinds to drive market outperformance of 490 basis points. We continued to focus on the execution of our major program launches, material cost reductions, continuous improvement in our manufacturing facilities and structural cost control. Our efforts resulted in a 120-basis point improvement in material costs and a 30-basis point improvement in direct labor costs, or a 7% year-over-year improvement relative to 2023. Our focus on cash and inventory management drove positive free cash flow of approximately $24 million, an increase of approximately $56 million versus the prior year. This was driven primarily by significant improvement in our inventory balances, which declined by $36 million this year, $25 million of which came in the fourth quarter.”
Zizelman continued, “While we are proud of our achievements in 2024, we recognize there is still opportunity for significant improvement, especially in quality. Additionally, we are focused on overall cost structure, as evidenced by our recent actions to de-layer certain corporate functions and streamline our operations in manufacturing facilities which reduced costs and is also improving operational efficiency. Quality-related costs, material cost improvement and structural cost reduction remain our key priorities for 2025.”
Zizelman concluded, “Finally, we continue to monitor the impacts, if any, related to potential tariffs, particularly related to Mexico. Similar to previously enacted tariffs or other raw material related cost increases over the last several years, we will implement supply chain and customer pricing strategies to mitigate any cost increases that may occur. We will continue to monitor shifts in macroeconomic policies and the potential for impacts on our business to ensure that we act quickly to offset any incremental costs, as we have done historically.”
Fourth Quarter in Review
Electronics fourth quarter sales of $149.4 million increased by 1.8% relative to adjusted sales of the fourth quarter of 2023. This was primarily driven by the ramp-up of recently launched programs, including MirrorEye and the Company’s next generation tachograph, the Smart 2, as well as higher sales in the European off-highway end market. This was partially offset by lower sales in the European and North American commercial vehicle end markets due to production volume declines. Fourth quarter adjusted operating margin of 3.6% declined by 390 basis points relative to the fourth quarter of 2023, driven by higher D&D, primarily related to a reduction in customer reimbursements, and higher SG&A costs. This was partially offset by lower material and labor costs.
Control Devices fourth quarter sales of $63.2 million decreased by 16.3% relative to the fourth quarter of 2023. This decrease was primarily due to lower customer production volumes in the North American passenger vehicle end market, as well as the expected wind-down of end-of-life programs and lower sales in China. Fourth quarter adjusted operating margin of (2.5)% decreased by 380 basis points relative to the fourth quarter of 2023, primarily due to reduced leverage on lower sales, partially offset by lower direct material and labor costs.
Stoneridge Brazil fourth quarter sales of $12.4 million decreased by $1.5 million relative to the fourth quarter of 2023. This decrease was due to unfavorable foreign currency translation of $(2.0) million. Additionally, higher OEM sales during the quarter were partially offset by lower sales in aftermarket products and monitoring service fees. Fourth quarter operating income of $0.1 million decreased by approximately $0.9 million relative to the fourth quarter of 2023, driven by higher material costs due to the adverse impact of U.S. dollar-denominated material purchases and unfavorable sales mix from lower monitoring service fees offset by lower SG&A spending.
Full-Year in Review
Electronics full-year sales of $594.7 million were relatively in line with 2023 sales adjusted for spot purchase recoveries. This was primarily driven by the ramp-up of recently launched programs, including MirrorEye and Smart 2, partially offset by lower sales in the European and North American commercial vehicle end markets due to customer production volume declines. Full-year adjusted operating margin of 4.7% declined by 40 basis points relative to 2023, driven by higher operating expenses and increased quality-related costs of approximately $1.2 million, partially offset by lower material and direct labor costs.

Control Devices full-year sales of $296.3 million decreased by 14.3% relative to 2023. This decrease was primarily due to lower customer production volumes in the North American passenger vehicle end market, as well as the expected wind-down of end-of-life programs. Full-year adjusted operating margin of 2.2% decreased by 170 basis points relative to 2023, primarily due to reduced leverage on lower sales, partially offset by lower direct material and quality-related costs.

Stoneridge Brazil full-year sales of $50.3 million decreased by $7.1 million relative to 2023. This decrease was primarily due to unfavorable foreign currency translation of $(3.8) million as well as lower sales in all our South American end markets driven by continued macroeconomic challenges. Full-year operating income of $1.0 million decreased by approximately $3.0 million relative to 2023, primarily due to reduced fixed cost leverage on lower sales, relatively higher material costs due to the adverse impact of U.S. dollar-denominated material purchases and unfavorable sales mix from lower monitoring service fees, partially offset by lower SG&A costs.
Cash and Debt Balances
As of December 31, 2024, Stoneridge had cash and cash equivalents totaling $71.8 million. During 2024, the Company generated $47.7 million in net cash provided by operating activities and $23.8 million in free cash flow, an increase of $42.8 million and $55.5 million, respectively over 2023. This was driven by the Company’s continued focus on reducing net working capital, including a $36.4 million reduction in inventory balances.
For compliance purposes, adjusted net debt was $147.9 million while adjusted EBITDA for the trailing twelve months was $48.0 million, resulting in an adjusted net debt to trailing twelve-month EBITDA compliance leverage ratio of 3.08x relative to a required leverage ratio of not greater than 3.5x.
The Company amended the existing Credit Facility to provide financial covenant relief for the fourth quarter of 2024 and the first three quarters of 2025. This amendment modified the first, second and third quarter leverage ratio maximum to 6.0x, 5.5x and 4.5x, respectively. The interest coverage ratio was waived in the fourth quarter of 2024 and was modified to 2.0x for the first and second quarters of 2025 and 2.5x for the third quarter of 2025. The Company expects to remain compliant with all amended compliance ratios.
The Company continues to focus on both operating performance and efficient cash management to improve financial performance and return its leverage profile to more normalized ratios. Based on its 2025 guidance and working capital initiatives, the Company is targeting a compliance net debt to EBITDA leverage ratio of 2.0x to 2.5x by the end of the year, relative to a 3.5x leverage ratio requirement by the end of the year.
2025 and Future Outlook
The Company is issuing guidance ranges for its full-year 2025 performance including sales guidance of $860 million to $890 million, gross margin guidance of 22.0% to 22.5% operating margin guidance of 0.75% to

1.25%, and EBITDA guidance of $38 million to $42 million, or approximately 4.4% to 4.7% of sales. The Company is also issuing guidance for free cash flow in 2025 of $25 million to $30 million.
Matt Horvath, chief financial officer, commented, “We are establishing our full-year 2025 guidance ranges, including midpoint revenue of $875 million to reflect current market expectations and our expectations for Stoneridge specific growth drivers. Overall, we expect OEM volume to decline by approximately 3.8% relative to 2024. We expect continued strong growth in MirrorEye in 2025 driven by the launch of new programs in North America, the ramp-up of recently launched programs and improved take rates on existing programs, resulting in full-year MirrorEye revenue of $120 million or almost double 2024. The growth in MirrorEye will offset the expected roll-off of certain end-of-life programs resulting in a range of expected revenue of $860 million to $890 million for 2025. As Jim outlined previously, we will continue to drive material cost improvement, manage our structural costs, and drive improved quality resulting in expanded margins. As a result, we expect EBITDA of $38 million to $42 million in 2025.”
Horvath continued, “Finally, today we are providing both short-term and long-term revenue and EBITDA targets. Looking at 2026, our weighted-average end markets are expected to grow by 7.4%. Additionally, we expect continued ramp-up and annualization of our existing OEM MirrorEye programs. Based only on market and MirrorEye related growth, we are targeting at least $975 million of revenue in 2026. We have additional opportunities for growth, including growth in our actuation and sensor programs in Control Devices, growth in our connected trailer activities and growth in our aftermarket businesses, including our off-highway business. Based only on the contribution on growth related to our markets and existing OEM MirrorEye programs, we are targeting 2026 EBITDA of at least $70 million, or 7.2% of sales. Incremental to that contribution-based target would be our continued focus and expectation on improving material costs, direct labor costs and most importantly, quality-related costs. We will provide more detail regarding these opportunities and our 2026 specific guidance as we get closer to the end of this year.”
Horvath concluded, “Similarly, we have updated our long-term targets to reflect continued strong growth expectations in our key product categories to a 2029 revenue target of $1.3 billion to $1.45 billion and EBITDA of $160 million to $200 million implying an EBITDA margin range of 12.3% to 13.8%. We remain focused on building a strong foundation for continued earnings expansion as we capitalize on our impressive portfolio of advanced technologies. Stoneridge remains well positioned to continue to outperform our underlying markets and drive margin expansion resulting in long-term shareholder value creation.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2024 fourth quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, February 27, 2025, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence, while enabling safety and security for on- and off- highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,”

“intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by these statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials and components (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from ongoing or potential global conflicts and any related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries;
•tariffs specifically in countries where we have significant manufacturing or supply chain exposure and our ability to either mitigate the impact of tariffs or pass any incremental costs to our customers;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the reduced purchases, loss, financial distress or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in commercial, automotive, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions affecting our products, our suppliers, or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions of our customers;
•labor disruptions at our facilities, or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;
•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) in our Form 10-K filed with the SEC.
The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2024 and 2023 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.
In evaluating its business, the Company considers and uses free cash flow and net debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted loss before tax, adjusted income tax expense (benefit), adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted debt, adjusted net debt, adjusted cash and free cash flow are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted sales, adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted loss before tax, adjusted income tax expense (benefit), adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted debt, adjusted net debt, adjusted cash and free cash flow should not be considered in isolation or as a substitute for sales, gross profit, operating income (loss), income (loss) before tax, income tax expense (benefit), net income (loss), EPS, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONSOLIDATED BALANCE SHEETS

December 31, (in thousands)	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$71,832	$40,841
Accounts receivable, less reserves of $1,060 and $1,058, respectively	137,766	166,545
Inventories, net	151,337	187,758
Prepaid expenses and other current assets	26,579	34,246
Total current assets	387,514	429,390
Long-term assets:
Property, plant and equipment, net	97,667	110,126
Intangible assets, net	39,677	47,314
Goodwill	33,085	35,295
Operating lease right-of-use asset	10,050	10,795
Investments and other long-term assets, net	53,563	46,980
Total long-term assets	234,042	250,510
Total assets	$621,556	$679,900

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$—	$2,113
Accounts payable	83,478	111,925
Accrued expenses and other current liabilities	66,494	64,203
Total current liabilities	149,972	178,241
Long-term liabilities:
Revolving credit facility	201,577	189,346
Deferred income taxes	5,321	7,224
Operating lease long-term liability	6,484	7,684
Other long-term liabilities	12,942	9,688
Total long-term liabilities	226,324	213,942
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,695 and 27,549 shares outstanding at December 31, 2024 and December 31, 2023, respectively, with no stated value	—	—
Additional paid-in capital	225,712	227,340
Common Shares held in treasury, 1,271 and 1,417 shares at December 31, 2024 and December 31, 2023, respectively, at cost	(38,424)	(43,344)
Retained earnings	179,985	196,509
Accumulated other comprehensive loss	(122,013)	(92,788)
Total shareholders' equity	245,260	287,717
Total liabilities and shareholders' equity	$621,556	$679,900

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, (in thousands, except per share data)	2024	2023	2022

Net sales	$908,295	$975,818	$899,923
Costs and expenses:
Cost of goods sold	719,042	774,512	724,997
Selling, general and administrative	117,460	117,395	106,695
Design and development	72,174	71,075	65,296
Operating (loss) income	(381)	12,836	2,935
Interest expense, net	14,447	13,000	7,097
Equity in loss of investee	1,292	522	823
Other (income) expense, net	(2,523)	1,236	5,711
Loss before income taxes	(13,597)	(1,922)	(10,696)
Provision for income taxes	2,927	3,261	3,360
Net loss	$(16,524)	$(5,183)	$(14,056)

Loss per share:
Basic	$(0.60)	$(0.19)	$(0.52)
Diluted	$(0.60)	$(0.19)	$(0.52)

Weighted-average shares outstanding:
Basic	27,596	27,443	27,258
Diluted	27,596	27,443	27,258

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, (in thousands)	2024	2023	2022

OPERATING ACTIVITIES:
Net loss	$(16,524)	$(5,183)	$(14,056)
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	26,140	26,749	26,720
Amortization, including accretion and write-off of deferred financing costs	8,852	8,132	8,055
Deferred income taxes	(5,742)	(4,038)	(5,110)
Loss of equity method investee	1,292	522	823
Loss (gain) on sale of fixed assets	257	(860)	(241)
Share-based compensation expense	4,094	3,322	5,942
Excess tax deficiency related to share-based compensation expense	248	230	543
Changes in operating assets and liabilities:
Accounts receivable, net	20,170	(5,854)	(13,161)
Inventories, net	26,904	(31,563)	(20,127)
Prepaid expenses and other assets	877	16,625	(5,159)
Accounts payable	(24,624)	1,090	18,489
Accrued expenses and other liabilities	5,804	(4,226)	4,088
Net cash provided by operating activities	47,748	4,946	6,806

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(24,303)	(38,498)	(31,609)
Proceeds from sale of fixed assets	385	1,869	158
Proceeds from settlement of net investment hedges	—	—	3,820
Investment in venture capital fund	(550)	(350)	(950)
Net cash used for investing activities	(24,468)	(36,979)	(28,581)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	135,500	117,369	21,562
Revolving credit facility payments	(121,500)	(96,568)	(18,000)
Proceeds from issuance of debt	31,661	35,757	38,940
Repayments of debt	(33,745)	(35,102)	(42,248)
Earn-out consideration cash payment	—	—	(6,276)
Other financing costs	—	(2,251)	(484)
Repurchase of Common Shares to satisfy employee tax withholding	(795)	(1,720)	(791)
Net cash provided by (used for) financing activities	11,121	17,485	(7,297)

Effect of exchange rate changes on cash and cash equivalents	(3,410)	591	(1,677)
Net change in cash and cash equivalents	30,991	(13,957)	(30,749)
Cash and cash equivalents at beginning of period	40,841	54,798	85,547

Cash and cash equivalents at end of period	$71,832	$40,841	$54,798

Supplemental disclosure of cash flow information:
Cash paid for interest	$15,458	$13,007	$7,293
Cash paid for income taxes, net	$9,255	$10,302	$6,178

Regulation G Non-GAAP Financial Measure Reconciliations

Exhibit 1 - Reconciliation of Adjusted EPS

Reconciliation of Q4 2024 Adjusted EPS
(USD in millions, except EPS)	Q4 2024	Q4 2024 EPS
Net Loss	$(6.1)	$(0.22)

Add: After-Tax Business Realignment Costs	0.3	0.01
Add: After-Tax Impact of Valuation Allowance	0.8	0.03
Adjusted Net Loss	$(5.0)	$(0.18)

Reconciliation of Full-Year 2024 Adjusted EPS
(USD in millions, except EPS)	2024	2024 EPS
Net Loss	$(16.5)	$(0.60)

Add: After-Tax Business Realignment Costs	2.5	0.09
Add: After-Tax Environmental Remediation Costs	0.1	0.00
Add: After-Tax Impact of Valuation Allowance	0.8	0.03
Adjusted Net Loss	$(13.1)	$(0.47)

Exhibit 2 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q4 2023	2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	2024
Income (Loss) Before Tax	$3.2	$(1.9)	$(5.6)	$1.9	$(3.7)	$(6.2)	$(13.6)

Interest expense, net	3.8	13.0	3.6	3.8	3.6	3.4	14.4
Depreciation and amortization	8.4	33.6	8.6	8.5	8.8	8.3	34.3
EBITDA	$15.5	$44.7	$6.6	$14.2	$8.8	$5.5	$35.1

Add: Pre-Tax Business Realignment Costs	0.1	4.5	—	1.9	0.3	0.4	2.6
Less: Pre-Tax Gain on Disposal of Fixed Assets	—	(0.8)	—	—	—	—	—
Add: Pre-Tax Environmental Remediation Costs	—	0.1	—	—	0.2	—	0.2
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	(0.5)	—	—	—	—	—
Adjusted EBITDA	$15.6	$48.1	$6.6	$16.1	$9.2	$6.0	$37.9

Exhibit 3 – Reconciliation of Adjusted Gross Profit

(USD in millions)	Q4 2023	2023	Q4 2024	2024
Gross Profit	$45.5	$201.3	$42.7	$189.3

Add: Pre-Tax Business Realignment Costs	0.1	0.8	0.4	0.5
Adjusted Gross Profit	$45.7	$202.1	$43.1	$189.8

Exhibit 4 - Reconciliation of Adjusted Operating Income (Loss)

(USD in millions)	Q4 2023	2023	Q4 2024	2024
Operating Income (Loss)	$6.0	$12.8	$(4.4)	$(0.4)

Add: Pre-Tax Business Realignment Costs	0.1	4.5	0.4	2.6
Less: Pre-Tax Gain on Disposal of Fixed Assets	—	(0.8)	—	—
Add: Pre-Tax Environmental Remediation Costs	—	0.1	—	0.2
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	(0.5)	—	—
Adjusted Operating Income (Loss)	$6.2	$16.2	$(4.0)	$2.4

Exhibit 5 – Segment Adjusted Operating Income (Loss)
Reconciliation of Control Devices Adjusted Operating Income (Loss)

(USD in millions)	Q4 2023	2023	Q4 2024	2024
Control Devices Operating Income (Loss)	$0.9	$13.6	$(1.8)	$6.2

Less: Pre-Tax Gain on Disposal of Fixed Assets	—	(0.8)	—	—
Add: Pre-Tax Environmental Remediation Costs	—	0.1	—	0.2
Add: Pre-Tax Business Realignment Costs	—	0.5	0.2	0.2
Control Devices Adjusted Operating Income (Loss)	$0.9	$13.4	$(1.6)	$6.6
Reconciliation of Electronics Adjusted Operating Income

(USD in millions)	Q4 2023	2023	Q4 2024	2024
Electronics Operating Income	$10.8	$27.3	$5.1	$25.6

Add: Pre-Tax Business Realignment Costs	0.1	2.8	0.2	2.3
Electronics Adjusted Operating Income	$11.0	$30.2	$5.3	$27.9

Reconciliation of Stoneridge Brazil Adjusted Operating Income

(USD in millions)	Q4 2023	2023	Q4 2024	2024
Stoneridge Brazil Operating Income	$1.0	$4.5	$0.1	$1.0

Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	(0.5)	—	—
Stoneridge Brazil Adjusted Operating Income	1.0	$4.0	$0.1	$1.0

Exhibit 6 – Reconciliation of Adjusted Sales

(USD in millions)	Q4 2023	2023	Q4 2024	2024
Sales	$229.5	$975.8	$218.2	$908.3

Less: Sales from Spot Purchases Recoveries	(0.2)	(14.6)	—	—
Adjusted Sales	$229.4	$961.2	$218.2	$908.3

Exhibit 7 – Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q4 2023	2023	Q4 2024	2024
Electronics Sales	$146.9	$608.2	$149.4	$594.7

Less: Sales from Spot Purchases Recoveries	(0.2)	(14.6)	—	—
Electronics Adjusted Sales	$146.8	$593.6	$149.4	$594.7

Exhibit 8 – Reconciliation of Adjusted Tax Rate

Reconciliation of Q4 2024 Adjusted Tax Rate
(USD in millions)	Q4 2024	Tax Rate
Loss Before Tax	$(6.2)

Add: Pre-Tax Business Realignment Costs	0.4
Adjusted Loss Before Tax	$(5.7)

Income Tax Benefit	$(0.1)	1.0%

Add: Tax Impact from Pre-Tax Adjustments	0.1
Add: After-Tax Impact of Valuation Allowance	(0.8)
Adjusted Income Tax Benefit on Adjusted Loss Before Tax	$(0.8)	13.5%

Reconciliation of Full-Year 2024 Adjusted Tax Rate
(USD in millions)	2024	Tax Rate
Loss Before Tax	$(13.6)

Add: Pre-Tax Business Realignment Costs	2.6
Add: Pre-Tax Environmental Remediation Costs	0.2
Adjusted Loss Before Tax	$(10.8)

Income Tax Expense	$2.9	(21.5)%

Add: Tax Impact from Pre-Tax Adjustments	0.2
Add: After-Tax Impact of Valuation Allowance	(0.8)
Adjusted Income Tax Expense on Adjusted Loss Before Tax	$2.3	(21.2)%

Exhibit 9 – Reconciliation of Free Cash Flow

(USD in millions)	2023	2024
Cash Flow from Operating Activities	$4.9	$47.7

Capital Expenditures, including Intangibles	(38.5)	(24.3)
Proceeds from Sale of Fixed Assets	1.9	0.4
Free Cash Flow	$(31.7)	$23.8

Exhibit 10 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Income (Loss) Before Tax	$3.2	(5.6)	$1.9	$(3.7)	$(6.2)
Interest Expense, net	3.8	3.6	3.8	3.6	3.4
Depreciation and Amortization	8.4	8.6	8.5	8.8	8.3
EBITDA	$15.5	$6.6	$14.2	$8.8	$5.5

Compliance adjustments:
Add: Non-Cash Impairment Charges and Write-offs or Write Downs	0.1	0.1	—	—	0.4
Add: Adjustments from Foreign Currency Impact	(0.7)	2.2	(2.4)	(0.6)	(1.1)
Add: Extraordinary, Non-recurring or Unusual Items	—	—	—	—	—
Add: Cash Restructuring Charges	0.3	1.6	0.5	0.7	0.3
Add: Charges for Transactions, Amendments, and Refinances	0.3	—	—	—	—
Add: Adjustment to Autotech Fund II Investment	(0.1)	0.3	0.1	0.8	0.2
Add: Accrual-based Expenses	5.5	8.2	7.1	1.3	6.4
Less: Cash Payments for Accrual-based Expenses	(3.1)	(3.2)	(3.7)	(3.3)	(2.8)
Adjusted EBITDA (Compliance)	$17.7	$15.8	$15.8	$7.6	$8.9

Adjusted TTM EBITDA (Compliance)				$56.8	$48.0

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q3 2024	Q4 2024
Total Cash and Cash Equivalents	$54.1	$71.8

Less: 35% of Cash in Foreign Locations	(15.1)	(16.5)
Total Adjusted Cash (Compliance)	$39.0	$55.3

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q3 2024	Q4 2024
Total Debt	$196.3	$201.6

Outstanding Letters of Credit	1.6	1.6
Total Adjusted Debt (Compliance)	$197.9	$203.1

Adjusted Net Debt (Compliance)	$158.9	$147.9
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	2.79x	3.08x
Compliance Leverage Ratio Maximum Requirement	3.50x	3.50x